 Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                            December 13, 2010

Tandy Leather Factory, Inc. Agrees to Repurchase Stock from Chairman of the Board

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) (the “Company”) announced today that on December 9, 2010, it entered into an agreement to purchase a total of 100,000 shares of the Company's outstanding common stock, par value $0.0024 per share (the “Common Stock”) stock from Wray Thompson, the Company’s founder and current Chairman of the Board, and his wife, Sally Thompson. The shares subject to such purchase represent approximately 1% of the Company's total outstanding shares of Common Stock. The shares will be purchased for $4.33 per share for a total purchase price of $433,000. This price represents a 5% discount to the 15-day average closing price for the Common Stock on the NASDAQ Global Market as of December 8, 2010 and a 6.9% discount to the closing price for the Common Stock on the NASDAQ Global Market on December 9, 2010, the date of the agreement.  The Company intends to fund the stock repurchase transaction out of currently available cash. This transaction is expected to be completed as soon as possible, subject to certain customary closing conditions.  The stock repurchase transaction was negotiated and approved by the Company’s Board of Directors.

Tandy Leather Factory expects this stock repurchase transaction to be accretive to earnings per share.  Following the transaction, basic shares outstanding will be approximately 10.15 million.  Cash and short-term investments will be approximately $4.0 million after this transaction, which the Company’s Board of Directors believes is sufficient to maintain the Company’s growth plans.  The Company plans to retire the purchased shares.

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 76 Tandy Leather retail stores, located in 36 states and 6 Canadian provinces, and one combination wholesale/retail store located in the United Kingdom.  Its common stock trades on the NASDAQ Global Market with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L Greene, Tandy Leather Factory, Inc.	(817)872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317)867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.